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                                                                    EXHIBIT 8.2



                               September 29, 1997



Health Partners, Inc.
800 Connecticut Avenue
Norwalk, Connecticut  06854


Ladies and Gentlemen:

        With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by FPA Medical Management, Inc., a Delaware corporation ("FPA"), with the Securities and Exchange Commission in connection with the Registration under the Securities Act of 1933, as amended, of shares of its common stock, par value $0.002 per share ("FPA Common Stock"), to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1997 by and among Health Partners, Inc., a Delaware corporation ("HPI"), FPA and FPA Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of FPA, which Merger Agreement is described therein and filed as Appendix A to the Registration Statement, we hereby confirm our opinion that the discussion set forth under the captions "Summary - The Merger - Material Federal Income Tax Consequences" and "The Merger - Certain Federal Income Tax Consequences" in the Registration Statement describes the material federal income tax considerations relevant to the HPI shareholders receiving FPA Common Stock pursuant to the Merger Agreement.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act on the General Rules and Regulations of the Commission.


                                            Very truly yours,


                                            /s/ Gibson, Dunn & Crutcher LLP